EXHIBIT 99

Hardinge Inc.	Contact:
One Hardinge Drive	Edward Gaio
Elmira, N.Y. 14902	Vice President and CFO
(607) 378-4207

Hardinge Inc. Announces Results for First Quarter 2009

Summary of First Quarter Performance:

•                  Cash flow from operations was $10.0 million vs. $2.1 million of cash used in 2008

•                  Sales were $52.1 million, down 39% compared to 2008

•                  Orders were $32.8 million, down 65% compared to 2008

•                  Outstanding debt was reduced by $15.9 million in the quarter

ELMIRA, N.Y. – May 7, 2009 – Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, today reported net sales of $52.1 million and a net loss of ($5.4) million for the first quarter of 2009. This compares with net sales of $85.6 million and a net loss of ($0.7) million for the first quarter of 2008. On a per share basis, the diluted net loss for the quarter was ($0.47), compared to ($0.06) for the same period of 2008.

Excluding one-time costs which include a voluntary early retirement program, severance costs related to staffing reductions, and recognition of unamortized expenses associated with the early termination of the company’s revolving credit facility, the net loss would have been ($2.9) million, or a net loss per share of ($0.25).

Cash flow from operations was $10 million in the quarter reflecting reduced working capital requirements, primarily related to reduced accounts receivable balances. During the first quarter, the Company reduced its outstanding debt by $15.9 million. At March 31, 2009, outstanding debt net of cash was $1.5 million.

Selling, general and administrative (SG&A) expenses were down 23%, to $18.2 million in the first quarter, compared to $23.5 million in 2008. Excluding non-recurring charges of $1.5 million related to the voluntary early retirement program and severance related costs, SG&A expenses were down 29%, compared to 2008.  Foreign currency translation had a favorable impact of approximately $1.8 million on SG&A compared to the same quarter in 2008.

“The global manufacturing marketplace remains severely weakened, and our first quarter sales and customer orders reflect the very difficult business environment that exists in all of our markets,” said Richard L. Simons, President and Chief Executive Officer. “Currently, limited visibility exists for sales and order activity in future quarters making it prudent to take aggressive action to reduce overhead costs, maximize our cash flow, and reduce our debt.  Hardinge remains solidly positioned to emerge from the current business climate with low-debt, a reduced overhead structure and the same highly regarded products upon which our business was built. In fact, we will introduce two new turning center models and a 5-Axis machining center to the marketplace this quarter.”

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The following tables summarize orders and sales by geographical region for the quarter ended March 31, 2009 and 2008:

	Quarter Ended
Orders from	March 31,		%
Customers in:	2009	2008	Change
North America	$12,439	$25,698	(52)%
Europe	11,119	43,348	(74)%
Asia & Other	9,249	24,075	(62)%
	$32,807	$93,121	(65)%

	Quarter Ended
Sales from	March 31,		%
Customers in:	2009	2008	Change
North America	$16,123	$28,556	(44)%
Europe	24,287	37,563	(35)%
Asia & Other	11,704	19,480	(40)%
	$52,114	$85,599	(39)%

Decreased first quarter order and sales activity occurred across all regions reflecting the global slowdown in manufacturing. Decreases in first quarter order and sales activity, compared to 2008, also occurred across all product lines. Currency exchange rates had an unfavorable impact on orders and sales of $1.5 million and $3.9 million, respectively, compared to the first quarter in 2008.

First quarter gross profit was $14.1 million, down 44% compared to the prior year quarter. Gross profit as a percentage of sales was 27.0%, compared to 29.4% in the first quarter of 2008. Gross profit was negatively impacted by increased competitive pricing pressures and lower sales volume.

SG&A expense as a percentage of sales was 34.8% for the quarter, compared to 27.5% for the prior year quarter. SG&A expense as a percent of sales increased, despite a 23% reduction in SG&A expense compared to 2008, reflecting significantly lower net sales for the quarter. The reduction in SG&A expenses during the first quarter was the result of continued cost cutting actions by the Company, which included staffing reductions, temporary plant shut downs, and reduced levels of discretionary spending. Excluding non-recurring charges of $1.5 million related to the voluntary early retirement program and severance related costs, SG&A for the quarter was $16.7 million, or 32% of net sales.

Interest expense for the current quarter was negatively impacted by the expensing of $1.0 million in unamortized deferred financing costs related to the termination of the multi-currency credit facility.

Hardinge has also announced that beginning May 11th, the Elmira, NY manufacturing facility will begin a ten week furlough for approximately 80 employees in its machine division.  Customer demand will be satisfied with inventory on hand.  Other areas of the Elmira factory will continue to work a four day workweek.  Beginning May 1, 2009 the Company reduced the pay of all U.S. based salaried employees, including corporate officers, by an additional 5% resulting in a year to date decrease of 10%.  Similarly, effective May 1, 2009, the Company’s Board of Directors cash compensation has been reduced by 10%. The Company will also suspend future accrual of benefits under its U.S. defined benefit pension plan (which was closed to new participants in 2004) as of June 15, 2009 as well as suspend Company contributions to the 401(K) program as of the same date. Company operations in Asia and Europe are working on a reduced schedule, or have plans to go to such a work schedule over the next few months.

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“These are unprecedented times, forcing unprecedented actions which must be taken during a period when we have very little comfort in forecasted order rates,’ said Mr. Simons. “However, we continue with confidence in the ability of our worldwide team of employees to manage through this crisis and emerge a stronger company. We will manage the business with cash flow being of paramount importance.”

New Financing Arrangement

On March 16, 2009, Hardinge entered into a new financing arrangement with Manufacturers and Traders Trust Company (“M&T”), which provided the Company a $10 million term loan secured by substantially all of the Company’s U. S. assets, as well as two thirds of the Company’s investment in its foreign subsidiaries. Proceeds from the term loan were used to repay approximately $8 million of Company indebtedness under a multi-currency secured credit facility entered into in June 2008. The multi-currency secured credit facility has been paid in full and terminated. Currently the Company is working on an asset based revolving credit facility which would replace the term loan and provide a flexible credit facility that could adjust to working capital needs as business volumes dictate.

Dividend Declared

The Hardinge Board of Directors declared a cash dividend of $0.005 per share on the Company’s common stock, payable on June 10, 2009 to stockholders of record as of June 1, 2009.

Conference Call

The Company will host an investor call at 11:00 AM (ET) today to discuss results for the first quarter of 2009.  The call can be accessed live at 1-866-411-4706, or via the internet at http://videonewswire.com/event.asp?id=58375.  A recording of the call can be accessed from the “Investor Relations” section of the Company’s website, www.hardinge.com, where it will be posted for one year.  A recording of the call can also be accessed approximately one hour after its completion by dialing 1-888-284-7564, or 1-904-596-3174 if outside the U.S. & Canada, and entering the reference number: 248338.  This telephone recording will be available through June 30, 2009.

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in high-precision, computer controlled, metal-cutting machines.  The Company’s products are distributed to most of the industrialized markets around the world and in 2008 approximately 69% of sales were from outside of North America.  Hardinge has a very diverse international customer base and serves a wide variety of end-user markets.  Along with metalworking manufacturers which make parts for a variety of industries, our customers include a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China.  Hardinge’s common stock trades on NASDAQ Global Select Market under the symbol, “HDNG.”  For more information, please visit http://www.hardinge.com.

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This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

– Financial Tables Follow –

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$10,683	$18,430
Accounts receivable, net	38,506	60,110
Notes receivable, net	1,333	994
Inventories, net	139,757	144,957
Deferred income tax	384	398
Prepaid expenses	8,627	10,964
Total current assets	199,290	235,853

Property, plant and equipment:
Property, plant and equipment	177,412	183,387
Less accumulated depreciation	120,978	123,790
Net property, plant and equipment	56,434	59,597

Non-current assets:
Notes receivable, net	795	923
Deferred income taxes	1,440	1,406
Intangible assets	10,510	10,725
Other long-term assets	886	1,321
	13,631	14,375

Total assets	$269,355	$309,825

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets - Continued

(In Thousands, Except Share Data)

	March 31,	December 31,
	2009	2008
	(Unaudited)
Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$15,509	$20,059
Notes payable to bank	8,353	—
Accrued expenses	25,453	33,255
Accrued income taxes	2,985	2,911
Deferred income taxes	3,253	3,466
Current portion of long-term debt	530	24,549
Total current liabilities	56,083	84,240

Other liabilities:
Long-term debt	3,315	3,572
Accrued pension expense	43,616	44,962
Deferred income taxes	34	—
Accrued postretirement benefits	2,813	2,528
Accrued income taxes	2,208	2,153
Other liabilities	4,464	4,243
Total other liabilities	56,450	57,458

Shareholders’ equity:
Preferred stock, Series A, par value $.01 per share; Authorized 2,000,000; issued - none
Common stock, $.01 par value: Authorized shares - 20,000,000; Issued shares – 12,472,992 at March 31, 2009 and December 31, 2008	125	125
Additional paid-in capital	114,174	114,841
Retained earnings	87,209	92,700
Treasury shares – 940,740 at March 31, 2009 and 1,003,828 shares at December 31, 2008	(12,097)	(13,037)
Accumulated other comprehensive (loss)	(32,589)	(26,502)
Total shareholders’ equity	156,822	168,127

Total liabilities and shareholders’ equity	$269,355	$309,825

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)

Net sales	$52,114	$85,599
Cost of sales	38,063	60,471
Gross profit	14,051	25,128

Selling, general and administrative expenses	18,150	23,501
Other (income) expense	(189)	2,024
(Loss) from operations	(3,910)	(397)

Interest expense	1,232	451
Interest (income)	(46)	(40)
(Loss) before income taxes	(5,096)	(808)

Income taxes	280	(78)
Net (loss)	$(5,376)	$(730)

Per share data:

Basic (loss) per share:	$(0.47)	$(0.06)
Weighted average number of common shares outstanding (in thousands)	11,368	11,323

Diluted (loss) per share:	$(0.47)	$(0.06)
Weighted average number of common shares outstanding (in thousands)	11,368	11,323

Cash dividends declared per share	$0.01	$0.05

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)	(Unaudited)

Operating activities
Net (loss)	$(5,376)	$(730)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,209	2,611
Provision for deferred income taxes	(282)	663
Debt issuance amortization	1,045	—
Unrealized intercompany foreign currency transaction (gain) loss	(386)	1,919
Changes in operating assets and liabilities:
Accounts receivable	19,716	3,419
Notes receivable	(240)	977
Inventories	994	(6,749)
Prepaids/other assets	1,909	(1,678)
Accounts payable	(3,906)	2,345
Accrued expenses	(5,998)	(4,741)
Accrued postretirement benefits	285	(112)
Net cash provided by (used in) operating activities	9,970	(2,076)

Investing activities
Capital expenditures	(906)	(1,236)
Net cash (used in) investing activities	(906)	(1,236)

Financing activities
Increase (decrease) in short-term notes payable to bank	8,353	(2,322)
(Decrease) increase in long-term debt	(24,132)	3,575
Net sale (purchases) of treasury stock	168	(498)
Dividends paid	(115)	(576)
Debt issuance fees paid	(628)	—
Net cash (used in) provided by financing activities	(16,354)	179

Effect of exchange rate changes on cash	(457)	1,320
Net (decrease) in cash	(7,747)	(1,813)

Cash at beginning of period	18,430	16,003

Cash at end of period	$10,683	$14,190